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                      May 8, 2020

       Joseph G. Taylor
       Chief Financial Officer
       Brinker International, Inc.
       3000 Olympus Blvd
       Dallas, TX 75019

                                                        Re: Brinker
International, Inc.
                                                            Form 10-K for the
Fiscal Year Ended June 26, 2019
                                                            Filed August 22,
2019
                                                            File No. 001-10275

       Dear Mr. Taylor:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services